Exhibit 99.2

Rezolute Expands Leadership Team with Appointment of Daron Evans, MS, MBA, as Chief Financial Officer

REDWOOD CITY, Calif., January 24, 2024 -- Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company committed to developing novel, transformative therapies for serious metabolic and rare diseases, today announced the addition of Daron Evans, MS, MBA, to its leadership team as Chief Financial Officer as well as the grant of share options as a material inducement for his appointment (the “Inducement Grant”).

About Mr. Evans

“This is a pivotal year for Rezolute as we initiated our Phase 3 clinical study for RZ358 in congenital hyperinsulinism and anticipate reporting topline data from our Phase 2 study for RZ402 in diabetic macular edema in the second quarter of 2024,” said Nevan Charles Elam, Chief Executive Officer and Founder of Rezolute. “As a seasoned biotech leader and entrepreneur, Mr. Evans has recognized the value of our novel therapies for rare and metabolic disease. His experience in corporate finance, capital markets, and strategic transactions will help shepherd Rezolute through its next chapter in late-stage development and support its mission to help patients in need.”

Mr. Evans has over 15 years of experience leading public and private life science companies through financial operations, investor relations, and business development activities. Prior to joining Rezolute, he served as Chief Executive Officer of AlloRock, Inc., a biotechnology company in the cardiometabolic disease space, as well as Chief Executive Officer of Specialty Renal Products, Inc., a medical device company in the dialysis space. Previously, Mr. Evans served as Chief Executive Officer of Nephros, Inc. (Nasdaq:NEPH), and Chief Financial Officer of Nile Therapeutics, Inc. (Nasdaq:NLTX). Since 2015, Mr. Evans has been Managing Director of PoC Capital, LLC, a fund focused on investing in public life science companies. He holds a Bachelor of Science in Chemical Engineering from Rice University, a Master of Science in Biomedical Engineering from a joint program at the University of Texas at Arlington and Southwestern Medical School, and a Master of Business Administration from the Fuqua School of Business at Duke University.

“Rezolute is on the precipice of potentially making a significant impact on the lives of patients and their families in multiple indications,” said Mr. Evans. “I am very impressed with the dedication and experience of the Rezolute team and am honored to join the mission at this critical time.”

Inducement Grant

In connection with Mr. Evans’ appointment, on January 23, 2024, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved the grant of an inducement stock option of 275,000 shares of the Company’s common stock in accordance with Nasdaq Listing Rule 5635(c)(4). The option has an exercise price of $1.02 per share, which is equal to the closing price of Rezolute’s common stock on January 23, 2024. The stock options will vest and become exercisable as to 25% of the underlying shares on the first anniversary of the grant date, and will vest and become exercisable as to the remaining 75% of the underlying shares in 36 equal monthly installments from the first anniversary of the grant date, subject to his continued employment with Rezolute on such vesting dates. If the Company is acquired during his employment, all remaining options will automatically vest.

About Rezolute, Inc.

Rezolute strives to disrupt current treatment paradigms by developing transformative therapies for devastating rare and chronic metabolic diseases. Its novel therapies hold the potential to both significantly improve outcomes and reduce the treatment burden for patients, treating physicians, and the healthcare system. Rezolute is steadfast in its mission to create profound, positive, and lasting impacts on patients’ lives. Patient, clinician, and advocate voices are integrated in the Company’s drug development process. Rezolute places an emphasis on understanding the patient’s lived experiences, enabling the Company to boldly address a range of severe conditions. For more information, visit www.rezolutebio.com.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. These forward-looking statements include, but are not limited to statements regarding the appointment of Daron Evans as Chief Financial Officer, the Inducement Grant for Daron Evans’ appointment, the Innovation Passport designation, the PRIME designation and the meaning of the designations on the ability of RZ358 to become an effective treatment for congenital hyperinsulinism, the effectiveness or future effectiveness of RZ358 for the treatment of congenital hyperinsulinism, and statements regarding clinical trial timelines for RZ358. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in our filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Investors & Media:
Christen Baglaneas
Rezolute, Inc.
cbaglaneas@rezolutebio.com
(508)272-6717

Investors:
Stephanie Carrington
ICR Westwicke
RezoluteIR@westwicke.com
(646)277-1282